Exhibit 99.4

Dear Sithe Energies Employees:

By now, your company’s leadership has informed you that Dynegy has entered into an agreement with Exelon to acquire Sithe Energies. Let me be the first from Dynegy to welcome you. We are very excited about the transaction and the prospect of combining our two companies, assets and people. I am a firm believer that the best way to understand a business is to see it in action and talk to the people who know it best. Over the last several weeks, members of the transaction team and Dynegy Generation have spent time with your organization’s leadership, gaining an appreciation for your company’s operations.

As my first order of business, I wanted to take this opportunity to introduce our company, outline how the acquisition of Sithe Energies fits into our structure and strategy and, importantly, let you know what you can expect over the next several months.

Dynegy is a publicly owned and traded company that provides electricity, natural gas and natural gas liquids to customers throughout the United States. We are nearing the end of a self-restructuring plan through which we refocused our business model on power generation and natural gas liquids. The significant progress we have made in our self-restructuring and refinancing initiatives has placed us in a solid financial position where we can carefully consider and ultimately pursue sound, strategic growth opportunities.

Dynegy Generation owns and operates a diverse portfolio of power plants totaling more than 11,885 megawatts of net generating capacity. Our generation assets are located in 12 states, including two major facilities in the Northeast, and we consider the Sithe Energies transaction to be an excellent opportunity to expand our collective power generation presence in key markets we serve.

Looking ahead, a team of experienced professionals representing various functional areas of our two companies will be spending the next several months working through the integration process. Dan Thompson, Vice President of Dynegy Northeast Generation in Newburgh, New York, will oversee the integration of Sithe Energies’ assets into Dynegy Generation. Cindy Durrett, who is in our Houston office, will direct all activities necessary to successfully complete the purchase and ensure a seamless integration of our two companies and their cultures. Two organizational charts are attached to this letter so you can become familiar with the names and responsibilities of the integration team, as well as with Dynegy Generation’s leadership.

It is only natural at this point in the process for you to have questions about the future and, of course, the impact that the transaction may have on you. As a company, we are committed to open and honest communication with all our stakeholders, including our prospective employees. While we do not have all the answers at this stage, I commit to you that we will keep the lines of communication open and share information with you as we have it. In the meantime, we have established a special email address, feedback@dynegy.com, where you can send your questions and feedback. I also encourage you to visit our web site at www.dynegy.com for more information about our company and its financial performance, operations and leadership team. Finally, we are in the process of developing a special web site for employee-related information and updates about the transaction.

At Dynegy, our Guiding Principles are based on our commitments to serve our stakeholders with integrity and initiative and to maximize our potential through collaboration and creativity. Like you, we strive to operate our assets safely, responsibly and efficiently. During this transition period, it will be important for both Dynegy and Sithe Energies to continue our focus on our core obligation: delivering energy to our customers in a manner that protects the safety of the public, our co-workers and the environment.

Sincerely,

Alec Dreyer

President, Dynegy Generation